Exhibit 99.1

Navigators Estimates Natural Catastrophe Losses for Third Quarter

STAMFORD, CT – October 5, 2017 – The Navigators Group, Inc. (NASDAQ:NAVG) today announced that its estimated financial impact from natural catastrophes in the third quarter will range from $50 to $70 million pre-tax and $33 to $45 million after tax.

The company is providing these estimates, which include potential claims from Hurricanes Harvey, Irma and Maria and the earthquakes in Mexico, because of the unprecedented frequency and severity of natural catastrophe events during the quarter.

This range reflects management’s best estimates based on a review of its potential exposures, preliminary discussions with certain counterparties and catastrophe modeling techniques.  These estimates are subject to change due to the complexity of the events and preliminary nature of the information available. Updated loss estimates will be reflected in the company’s third quarter 2017 results, when reported.

The Navigators Group, Inc. is an international specialty insurance holding company with operations in the United States, the United Kingdom, Continental Europe and Asia.

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Whenever used in this release, the words “estimate,” “expect,” “believe” or similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are derived from information that we currently have and assumptions that we make. We cannot assure that results that we anticipate will be achieved, since results may differ materially because of known and unknown risks and uncertainties that we face.   Please refer to Navigators’ most recent reports on Forms 10-K and 10-Q and its other filings with the Securities and Exchange Commission for a description of Navigators’ business and the important factors that may affect that business.  Navigators undertakes no obligation to publicly update or revise any forward-looking statement.

Investors:

Ciro M. DeFalco

Executive Vice President and Chief Financial Officer

cdefalco@navg.com

203-905-6343

Media:

Courtney Oldrin

Head of Communications

coldrin@navg.com

203-905-6531